Exhibit 99.1

For Release on January 10, 2014

Town Sports International Holdings, Inc.

Promotes Daniel Gallagher to President and Chief Operating Officer

NEW YORK, January 10, 2014 (PR NEWSWIRE) — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) today announced the promotion of Daniel Gallagher from Chief Financial Officer to President and Chief Operating Officer. In his new role, Mr. Gallagher will be responsible for all fitness club operations for the Company, and will continue to report to the CEO, Robert Giardina. Mr. Gallagher will continue to serve as Chief Financial Officer until the Company appoints a successor. Mr. Gallagher joined the Company in 1999 and has served as Chief Financial Officer of the Company since March 2008.

Bob Giardina, Chief Executive Officer of Town Sports International, commented: “I am very pleased that Dan will be our new President and Chief Operating Officer. I have known Dan for the past 15 years, and have watched him grow with our company. He has been an invaluable member of the executive team, has strong leadership skills and has earned the respect of his peers and partners. His deep knowledge of our industry and our business makes him an excellent choice to lead and I look forward to working with him for many years to come.”

About Town Sports International

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 162 fitness clubs as of September 30, 2013, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 16 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 507,000 members, including 42,000 members under its restricted student and teacher memberships as of September 30, 2013.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com